Exhibit 99.2

                                  [LETTERHEAD]

                                             November 1, 1999



Dear Shareholder:

         At its August 26, 1999 meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share payable November 1, 1999 to shareholders of record as of October 20, 1999.

         During the first nine months of 1999, the Company had net income of $8,010,000, an increase of $1,809,000 compared to the first nine months of 1998. Net income before taxes increased $2,923,000 during this period, primarily as the result of a $1,904,000 decrease in the provision for loan losses.

         Total assets at September 30, 1999 were $849,490,000, a decrease of $60,663,000 compared to total assets at September 30, 1998 of $910,153,000. This decrease was primarily due to the $48,505,000 decrease in federal funds sold. Loans increased $4,069,000 to $435,060,000 as of September 30, 1999 compared to loans of $430,991,000 at September 30, 1998.

         As you know, on August 4, 1999, First Place and Wells Fargo & Company announced that they had entered into an agreement for Wells Fargo to acquire First Place and its subsidiaries. In the acquisition, Wells Fargo will issue 4.6 million of its shares in exchange for 100 percent of the outstanding shares of First Place.

         Detailed information concerning the transaction should be mailed to you prior to year-end and the special meeting for shareholders to consider the merger should occur in early 2000. Current quotes on the stock prices can be found under the ticker symbols FPLF for First Place and WFC for Wells Fargo.

         Thank you for your continued support.



/s/ Richard I. Ledbetter                    /s/ James D. Rose

Richard I. Ledbetter                        James D. Rose
Chairman of the Board and                   President and
Chief Executive Officer                     Chief Operating Officer